Exhibit 99.1

FOR IMMEDIATE RELEASE

February 13, 2014

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2013

Gillette, Wyo, February 13, 2014 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the fourth quarter and full year 2013.

2013 Highlights and Recent Developments

	Quarter Ended		Year Ended
(in millions, except per share and per ton amounts)	12/31/13	12/31/12	12/31/13	12/31/12
Adjusted EBITDA(1)	$62.1	$89.0	$218.6	$338.8
Net income	$13.9	$28.2	$52.0	$173.7

Adjusted EPS(1)	$0.30	$0.54	$0.73	$2.15
Diluted EPS	$0.23	$0.46	$0.85	$2.85
Average cost per ton sold	$10.04	$9.38	$10.23	$9.57

Shipments — owned and operated mines (tons)	21.7	23.6	86.0	90.6

Asian exports (tons)	1.1	0.9	4.7	4.4

(1)               Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

•                  Responded to 2013 market conditions by reducing production, focusing on controllable costs, and sustainably reducing capital expenditures.

•                  Finished 2013 with cash and investments of $312.3 million, up from year end 2012 balance of $278.0 million.  Available liquidity of $481.4 million at year-end 2013.

•                  In January 2014, we announced a planned refinancing of our senior secured revolving credit facility.  Subject to closing, we expect the refinancing will extend the maturity and relax certain financial covenants that will increase our available liquidity.  We expect to complete the refinancing in the first quarter of 2014.

Colin Marshall, President and Chief Executive Officer, commented, “The combination of severe weather and weak rail service left us with lower shipments than we anticipated in the fourth quarter and full year.  Despite the challenging external environment, our mines operated well, and we successfully contained controllable costs and reduced capital expenditures.  As a result, we were still able to deliver Adjusted EBITDA in line with our third quarter guidance.  We continued to incrementally expand our export sales into Asia, however, our 2013 results were impacted by lower international market prices.  Nevertheless, we see positive fundamentals for pricing both domestically and internationally as supply and demand come back into balance.”

Health and Safety Record

During 2013, our nearly 1,400 full-time mine site employees suffered nine reportable injuries resulting in a 2013 Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) of 0.59, a 28% decrease from the full year 2012 rate of 0.82.  During 23 MSHA inspector days at our mine sites in the fourth quarter, we were issued one substantial and significant citation with a total fine of $2,106.

The Spring Creek Mine, located in Montana, had no reportable injuries during the full year and has now operated 1.2 million work hours without a reportable injury.  In January 2014, the Cordero Rojo Mine also passed one million work hours without incurring a reportable injury.  “It is great to have two mines operating injury free for over one million hours.  This is no small achievement and reflects very well on the professionalism and dedication of all Cloud Peak Energy’s employees,” commented Marshall.

Consolidated Business Results

	Quarter Ended		Year Ended
(in millions, except per share amounts)	12/31/13	12/31/12	12/31/13	12/31/12
Total tons sold	22.7	24.3	89.1	93.0
Total revenue	$353.2	$374.8	$1,396.1	$1,516.8
Net income	$13.9	$28.2	$52.0	$173.7
Adjusted EBITDA(1)	$62.1	$89.0	$218.6	$338.8
Adjusted EPS(1)	$0.30	$0.54	$0.73	$2.15

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Our Owned and Operated Mines segment comprises the results of mine site sales from our three owned and operated mines primarily to our domestic utility customers and also to our Logistics and Related Activities segment.

	Quarter Ended		Year Ended
(in millions, except per ton amounts)	12/31/13	12/31/12	12/31/13	12/31/12
Tons sold	21.7	23.6	86.0	90.6
Revenue	$289.1	$311.4	$1,137.5	$1,205.7
Realized price per ton sold	$13.16	$13.07	$13.08	$13.19
Average cost of product sold per ton	$10.04	$9.38	$10.23	$9.57
Adjusted EBITDA(1)	$56.2	$75.4	$202.0	$283.3

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Fourth quarter 2013 tons sold from our owned and operated mines were impacted by a severe winter storm in October and weak rail service throughout the quarter.  The lack of adequate rail service, which has continued in early 2014, to both our domestic utility customers and our international logistics customers was attributed to competing demands for rail crews from increased crude oil and grain railings. We understand the railways are taking measures to improve service but that it will take some time to implement.  An unusually wet summer, some production interruptions, and a series of operational issues at one of our long-term customers, resulted in the decrease in tons sold for the full year 2013 compared to 2012.

Revenue from our Owned and Operated Mines segment decreased in 2013 compared to 2012 due to a slightly lower average realized price per ton sold and fewer tons shipped.  Spot prices were lower for indexed tons sold during 2013 as a result of the weak coal market conditions throughout the year.  With the reduced shipments, the operations focused on lowering variable costs in line with lower production and sustainably containing other controllable costs.

Logistics and Related Activities

Our Logistics and Related Activities segment comprises the results of our logistics and transportation services to our domestic and international customers.

	Quarter Ended		Year Ended
(in millions)	12/31/13	12/31/12	12/31/13	12/31/12
Total tons delivered	1.3	1.3	5.5	5.8
Asian export tons	1.1	0.9	4.7	4.4
Revenue	$62.7	$65.1	$265.9	$338.8
Cost of product sold (delivered tons)	$63.7	$57.5	$261.2	$280.2
Adjusted EBITDA(1)	$5.2	$15.4	$11.4	$57.1

(1)               Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Shipments exported to Asian customers increased in 2013 to 4.7 million tons as Cloud Peak Energy continued to work closely with the Westshore terminal to maximize vessel loadings and meet continuing strong demand from our Asian customers.  Revenue from the Logistics and Related Activities segment decreased primarily as a result of lower international market prices for seaborne thermal coal.  Our forward sales hedging program mitigated some of the impact of lower spot prices with a realized gain of $13.2 million in 2013, including $6.9 million in the fourth quarter.  Demurrage costs were unusually high in the fourth quarter as rail interruptions slowed deliveries to Westshore causing delays in loading vessels.

Balance Sheet and Cash Flow

Cash flow from operations totaled $180.7 million for 2013 compared to $247.4 million for 2012.  Capital expenditures (excluding capitalized interest) were $57.0 million, of which $10.2 million was financed under capital leases.

Unrestricted cash and investments as of December 31, 2013 were $312.3 million and our total available liquidity was $481.4 million.  At December 31, 2013, there were no borrowings under our revolving credit facility or the Accounts Receivable Securitization Program.

In January 2014, we announced a planned refinancing of our senior secured revolving credit facility.  Subject to closing, we expect the refinancing will extend the maturity and relax certain financial covenants that will increase our available liquidity.  We expect to complete the refinancing in the first quarter of 2014.

Outlook

Throughout 2013, domestic coal market fundamentals improved, and we estimate that total U.S. coal demand increased by approximately 35 million tons compared to 2012.  The increase reflects a switch back to coal-fired electricity generation as a result of higher natural gas prices.  At the same time, two years of low coal prices have caused producers to cut capacity.  Stockpiles of PRB coal are estimated to have fallen to 67 million tons at the end of December 2013 compared to 91 million tons in December 2012.

For 2014, we currently expect total U.S. coal burn to be higher than 2013 levels.  2014 has started with some dramatically cold temperatures across much of the country, which have increased near-term coal burn.  Through January 2014, heating degree days for the U.S. are up 17% over last year and 8% over the 10-year average.  Some utilities have recently issued RFPs for delivery of coal this year, which we believe is an indicator of strong recent burn reducing stockpiles more quickly than utilities expected.  We anticipate that if natural gas stays above $3.50/mm Btu and stockpiles continue to decline, PRB coal pricing should continue to increase.

We are also seeing some new interest in PRB coal from domestic utilities who have traditionally not burned PRB coal.  They are evaluating blending lower Btu PRB coal with Central Appalachian and Illinois Basin coals to reduce their overall fuel costs.  This will help offset the impact of the closure of some units that currently burn PRB coal.

Internationally, we continue to see growing demand for PRB coal from our Asian customers.  In 2013 the major increase in seaborne thermal coal demand was from India, supported by continued growth in Chinese imports.  “While Asian demand for coal continues to grow it is interesting to see demand from Japan increasing as they are building new high efficiency coal units.  We are also seeing new coal plants being built in Korea and Taiwan as they prepare to meet their future electricity demand.  Cloud Peak Energy’s Spring Creek coal is increasingly well regarded in the Asian marketplace and due to its consistent quality is now considered equivalent to the best Indonesian coal brand many of these new plants are designed to burn,” said Marshall.

For 2014, we have committed to sell 84 million tons from our three owned and operated mines.  Of this committed 2014 production, 77 million tons are under fixed-price contracts with a weighted-average price of $13.18 per ton.  During the fourth quarter, we contracted, fixed priced and carried over approximately 8 million tons for 2014 deliveries with an average price of approximately $12.66 per ton.  For 2015, we contracted approximately 5 million tons at an average price of $13.22 per ton. The pricing we received reflects the weak market prices during the quarter.

For 2015, we have currently committed to sell 47 million tons from our three owned and operated mines.  Of this committed 2015 production, 33 million tons are under fixed-price contracts with a weighted-average price of $13.61 per ton.

We are forecasting export shipments through Westshore of approximately 4.5 million tons from our Logistics and Related Activities segment in 2014.  Demand from our international customers continues to be strong, and we continue to seek to fill all available capacity at Westshore.

“Our strategy is to match our production to the market demand.  This has proved to be a sensible policy in recent years which has allowed us to control our costs and optimize our mine plans.  We see several indicators that a healthier coal market is returning.  We anticipate domestic and international coal pricing will recover and believe that Cloud Peak Energy is well positioned financially and operationally to benefit when they do,” commented Marshall.

2014 Guidance — Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2014 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for our three owned and operated mines(1)	86 - 92 million tons
Committed sales with fixed prices	Approximately 77 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $13.18 per ton
Adjusted EBITDA(2)	$180 - $220 million
Net interest expense	Approximately $70 million
Depreciation, depletion and accretion	$125 - $135 million
Effective income tax rate(3)	Approximately 36%
Capital expenditures(4)	$40 - $60 million
Committed federal coal lease payments	$69 million

(1)         Inclusive of intersegment sales.

(2)         Non-GAAP financial measure; please see definition below in this release.

(3)         Excluding impact of the Tax Receivable Agreement.

(4)         Excluding federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on February 13, 2014 to review the results and current business conditions.  The call will be webcast live over the internet from our website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at 877-703-6105 (domestic) or 857-244-7304 (international) and entering pass code 91738710.

Following the live web cast, a replay will be available at the same URL on our website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering pass code 30047641.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is in Montana.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers.  With approximately 1,700 total employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2014 and future periods for our company, the PRB and the industry in general, and our operational, financial and export guidance, including any development of future terminal capacity or increased access to existing or future capacity; (2) anticipated economic conditions and demand by domestic and Asian utilities, including the anticipated impact on demand driven by regulatory developments and uncertainties; (3) the impact of competition from natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) business development and growth initiatives; (7) operational plans for our mines, including potential production decreases at our Cordero Rojo Mine; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated Tax Receivable Agreement liabilities; (11) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other NPRB assets, and our potential exercise of options for Crow Tribal coal; (12) our future liquidity, including our ability to close our announced pending amendment to our credit facility; and (13) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts.  These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions; (b) coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand and terminal capacity and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, (e) environmental, health, safety, endangered species or other legislation, regulations, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions and governmental subsidies or mandates that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations, (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges, (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance, including bank market conditions that could impair our ability to close our announced pending amendment to our credit facility; (m) litigation and other contingent liabilities; (n) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to finalize and enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal, (o) future development and operating costs for our development projects significantly exceed our expectations, and (p) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income, or income from continuing operations, as applicable, before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are: (1) adjustments to exclude the updates to the tax agreement liability, including tax impacts of our 2009 initial public offering and 2010 secondary offering, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, and (3) adjustments to exclude a significant broker contract that expired in the first quarter of 2010.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or a reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share attributable to controlling interest, or diluted earnings (loss) per common share attributable to controlling interest from continuing operations, as applicable (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA as described above, adjusted at the statutory rate of 36%.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income or income from continuing operations.  Our chief operating decision maker uses Adjusted EBITDA as a measure of segment performance.  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income, income from continuing operations, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income, income from continuing operations, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE:  Cloud Peak Energy

Cloud Peak Energy Inc.

Karla Kimrey, 720-566-2932

Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues	$353,234	$374,825	$1,396,097	$1,516,772
amortization and accretion, shown separately)	282,703	281,486	1,136,318	1,132,399
Depreciation and depletion	24,934	24,239	100,523	94,575
Accretion	3,094	3,862	15,342	13,189
Derivative finance instruments	30	(3,293)	(25,611)	(22,754)
Selling, general and administrative expenses	13,424	13,402	53,066	54,548
Other operating costs	2,183	646	4,077	2,949
Total costs and expenses	326,368	320,343	1,283,715	1,274,906
Operating income	26,866	54,482	112,382	241,866
Other income (expense)
Interest income	97	139	440	1,086
Interest expense	(11,847)	(10,871)	(41,665)	(36,327)
Tax agreement benefit (expense)	—	—	(10,515)	29,000
Other, net	(81)	(460)	2,423	(847)
Total other expense	(11,831)	(11,192)	(49,317)	(7,088)
Income before income tax provision and earnings from unconsolidated affiliates	15,035	43,290	63,065	234,778
Income tax expense	(1,118)	(15,104)	(11,629)	(62,614)
Earnings from unconsolidated affiliates, net of tax	(16)	(23)	535	1,556
Net income	13,901	28,163	51,971	173,720
Other comprehensive income
Retiree medical plan amortization of prior service costs	444	394	1,775	1,575
Retiree medical plan adjustment	10,794	(4,664)	10,824	(4,665)
Decker pension adjustments	3,199	113	3,199	204
Income tax on retiree medical plan and pension adjustments	(5,127)	1,496	(5,616)	1,039
Other comprehensive income	9,310	(2,661)	10,182	(1,847)
Total comprehensive income	$23,211	$25,502	$62,153	$171,873

Earnings per common share attributable to controlling interest:

Basic	$0.23	$0.47	$0.86	$2.89
Diluted	$0.23	$0.46	$0.85	$2.85
Weighted-average shares outstanding - basic	60,773	60,382	60,652	60,093
Weighted-average shares outstanding - diluted	61,350	61,260	61,161	60,927

CLOUD PEAK ENERGY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$231,633	$197,691
Investments in marketable securities	80,687	80,341
Accounts receivable	74,068	76,117
Due from related parties	742	1,561
Inventories, net	80,144	81,675
Deferred income taxes	18,326	28,112
Derivative financial instruments	26,420	13,785
Other assets	19,541	16,513
Total current assets	531,561	495,795

Noncurrent assets
Property, plant and equipment, net	1,654,014	1,678,294
Goodwill	35,634	35,634
Deferred income taxes	91,361	101,075
Other assets	44,855	40,525
Total assets	$2,357,425	$2,351,323
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$59,046	$49,589
Royalties and production taxes	131,917	129,351
Accrued expenses	41,463	50,364
Current portion of tax agreement liability	13,504	19,485
Current portion of federal coal lease obligations	58,958	63,191
Other liabilities	2,513	2,770
Total current liabilities	307,401	314,750

Noncurrent liabilities
Tax agreement liability, net of current portion	90,091	97,053
Senior notes	596,974	596,506
Federal coal lease obligations, net of current portion	63,970	122,928
Asset retirement obligations, net of current portion	246,081	238,991
Other liabilities	50,859	50,073
Total liabilities	1,355,376	1,420,301

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,296 and 61,114 issued and 60,896 and 60,839 outstanding at December 31, 2013 and 2012, respectively)	609	608
Treasury stock 400 shares and 373 shares at December 31, 2013 and 2012, respectively)	(5,667)	(5,390)
Additional paid-in capital	559,602	550,452
Retained earnings	457,784	405,813
Accumulated other comprehensive loss	(10,279)	(20,461)
Total equity	1,002,049	931,022
Total liabilities and equity	$2,357,425	$2,351,323

CLOUD PEAK ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income	$51,971	$173,720	$189,797
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	100,523	94,575	87,127
Accretion	15,342	13,189	12,469
Earnings from unconsolidated affiliates	(535)	(1,556)	(1,801)
Distributions of income from unconsolidated affiliates	2,000	1,023	5,250
Deferred income taxes	13,860	42,210	(11,224)
Tax agreement (benefit) expense	10,515	(29,000)	19,854
Stock compensation expense	8,016	11,796	8,796
Mark-to-market gains	(25,611)	(22,754)	(2,275)
Other	12,256	11,795	11,506
Changes in operating assets and liabilities:
Accounts receivable	1,874	18,632	(30,074)
Inventories, net	1,709	(9,077)	(6,452)
Due to or from related parties	819	(1,090)	(37)
Other assets	(3,981)	(4,486)	4,436
Accounts payable and accrued expenses	3,540	(32,137)	26,327
Tax agreement liability	(23,459)	(25,097)	(9,409)
Asset retirement obligations	(1,075)	(5,632)	(7,506)
Settlement of derivatives	12,976	11,244	—
Net cash provided by operating activities	180,740	247,355	296,784
Investing activities
Acquisitions of Youngs Creek and CX Ranch coal and land assets	—	(300,377)	—
Purchases of property, plant and equipment	(46,780)	(53,550)	(108,733)
Cash paid for capitalized interest	(33,230)	(50,119)	(33,989)
Investments in marketable securities	(64,357)	(67,576)	(75,228)
Maturity and redemption of investments	64,011	62,463	—
Investment in development projects	(6,247)	(7,389)	—
Initial payment on federal coal leases	—	—	(69,407)
Return of restricted cash	—	71,244	110,972
Partnership escrow deposit	—	(4,470)	—
Partnership escrow return	4,468	—	—
Other	117	1,909	713
Net cash used in investing activities	(82,018)	(347,865)	(175,672)
Financing activities
Principal payments on federal coal leases	(63,191)	(102,198)	(54,630)
Payment of deferred financing fees	(1,039)	—	—
Proceeds from issuance of common stock	—	65	—
Other	(550)	(3,906)	(2,343)
Net cash used in financing activities	(64,780)	(106,039)	(56,973)

Net increase (decrease) in cash and cash equivalents	33,942	(206,549)	64,139
Cash and cash equivalents at beginning of period	197,691	404,240	340,101
Cash and cash equivalents at end of period	$231,633	$197,691	$404,240

Supplemental cash flow disclosures:
Interest paid	$69,478	$84,201	$62,792
Income taxes paid, net	$11,419	$27,017	$6,161

Supplemental noncash investing and financing activities:
Non-cash interest capitalized	$3,994	$7,845	$16,092
Capital expenditures included in accounts payable	$1,957	$4,579	$10,893
Assets acquired under capital leases	$10,222	$—	$—
Obligations to acquire federal coal leases and other mineral rights	$—	$—	$224,658

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income	$13.9	$28.2	$52.0	$173.7
Interest income	(0.1)	(0.1)	(0.4)	(1.1)
Interest expense	11.8	10.9	41.7	36.3
Income tax expense	1.1	15.1	11.6	62.6
Depreciation and depletion	24.9	24.2	100.5	94.6
Accretion	3.1	3.9	15.3	13.2
EBITDA	54.8	82.1	220.7	379.3
Tax agreement expense(1)	—	—	10.5	(29.0)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains	—	(3.3)	(25.6)	(22.8)
Inclusion of cash amounts received	7.3	10.2	13.0	11.2
Derivative Financial instruments	7.3	6.9	(12.6)	(11.5)
Adjusted EBITDA	$62.1	$89.0	$218.6	$338.8

(1)         Changes to related deferred taxes are included in income tax expense.

Adjusted EPS

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Diluted earnings per common share	$0.23	$0.46	$0.85	$2.85
Tax agreement expense including tax impacts of IPO and Secondary Offering	—	—	0.01	(0.58)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains	—	(0.03)	(0.27)	(0.24)
Inclusion of cash amounts received	0.08	0.11	0.14	0.12
Derivative financial instrument	0.08	0.08	(0.13)	(0.12)
Adjusted EPS	$0.30	$0.54	$0.73	$2.15
Weighted-average dilutive shares outstanding (in millions)	61.4	61.3	61.2	60.9

Adjusted EBITDA by Segment

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Owned and Operated Mines
Adjusted EBITDA	$56.2	$75.4	$202.0	$283.3
Depreciation and depletion	(26.7)	(23.4)	(98.9)	(89.2)
Accretion	(2.6)	(2.8)	(11.0)	(9.5)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	0.1	(0.2)	(0.3)	0.1
Inclusion of cash amounts paid	(0.4)	—	0.3	—
Derivative financial instruments	(0.3)	(0.2)	—	0.1
Other	(0.1)	0.5	(2.6)	0.9
Operating income	26.5	49.6	89.5	185.6
Logistics and Related Activities
Adjusted EBITDA	5.2	15.4	11.4	57.1
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	(0.2)	3.5	26.0	22.6
Inclusion of cash amounts paid	(6.9)	(10.2)	(13.2)	(11.2)
Derivative financial instruments	(7.1)	(6.7)	12.8	11.4
Operating income	(1.8)	8.6	24.1	68.4
Corporate and Other
Adjusted EBITDA	1.1	(1.4)	6.0	—
Depreciation and depletion	1.8	(0.9)	(1.6)	(5.3)
Accretion	(0.5)	(1.1)	(4.3)	(3.7)
Earnings from unconsolidated affiliates, net of tax	0.3	—	(0.5)	(1.6)
Operating income	2.7	(3.3)	(0.4)	(10.5)
Eliminations
Adjusted EBITDA	(0.5)	(0.4)	(0.8)	(1.6)
Operating income	(0.5)	(0.4)	(0.8)	(1.6)
Consolidated operating income	26.9	54.5	112.4	241.9
Interest income	0.1	0.1	0.4	1.1
Interest expense	(11.8)	(10.9)	(41.7)	(36.3)
Tax agreement expense	—	—	(10.5)	29.0
Other, net	(0.2)	(0.5)	2.4	(0.8)
Income tax expense	(1.1)	(15.1)	(11.6)	(62.6)
Earnings from unconsolidated affiliates, net of tax	—	—	0.6	1.6
Net income	$13.9	$28.2	$52.0	$173.7

Due to the tabular presentation of rounded amounts, totals may reflect insignificant rounding differences.

Tons Sold	Q4	Q3	Q2	Q1	Q4	Q3	Year	Year
(in thousands)	2013	2013	2013	2013	2012	2012	2013	2012
Mine
Antelope	7,945	7,952	7,371	8,086	9,029	9,111	31,354	34,316
Cordero Rojo	9,027	10,054	8,359	9,231	9,970	10,201	36,670	39,205
Spring Creek	4,765	5,140	4,362	3,742	4,616	5,072	18,009	17,101
Decker (50% interest)	483	489	382	165	395	417	1,519	1,441
Total	22,220	23,635	20,473	21,224	24,009	24,802	87,552	92,063